Exhibit 99.1

Press Release August 24, 2004
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Pushis Named a Vice President of Steel Dynamics

FORT WAYNE, INDIANA, August 24, 2004 – Steel Dynamics, Inc. (NASDAQ:STLD) has appointed Glenn Pushis to the position of Vice President and General Manager of the Bar Products Division. Pushis has served as general manager of that division since it was formed in January of 2003.

“This appointment recognizes Glenn’s significant contribution in achieving the rapid success of SDI’s newest business unit,” said Keith Busse, President and CEO of Steel Dynamics. “Glenn and his team have made remarkable progress in modifying and restarting the idled bar mill at Pittsboro, Indiana. Glenn’s technical and management skills enabled a very rapid start-up of the mill, which has resulted in quicker and higher profitability than we had expected when the project began. The mill produced its first profit in April of this year, its fourth full month of operations, and continues to make a strong contribution to the company’s financial success.”

Prior to his assignment to lead the Bar Products Division, Pushis had served since 1997 as Cold Mill Manager of the Flat Rolled Division in Butler, Indiana. He had previously held positions in maintenance and engineering for Nucor Corporation and LTV Steel. Glenn received his Bachelor’s degree in Mechanical Engineering Technology from Purdue University in 1987.

Since its start-up in early 2004, SDI’s Bar Products Division has gained rapid acceptance as a supplier of steel rounds and SBQ bars used in a variety of applications in the automotive, industrial and construction equipment markets. The company has invested about $80 million in improvements at the Pittsboro mill, including installation of a finishing mill that also permits the facility to produce reinforcing bar and light structural shapes. In ramping up to its ultimate annual capacity of 500,000 to 600,000 tons, the mill is expected to produce about 300,000 tons of steel in 2004. Currently, the Bar Products Division employs about 280 people.

Forward Looking Statements

This press release contains predictive statements about future events, including operation of existing and planned operations and future financial benefits the company may derive from these businesses. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com